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                          Independent Auditors' Consent

The Board of Directors
NaviSite, Inc.

We consent to the incorporation by reference in registration statements Nos. 333-89987, 333-67786, 333-67774, 333-56454, 333-56452, and 333-56478 on Form S-8
of NaviSite, Inc. of our report dated October 21, 2003 on the combined balance sheets of the Carve-Out Businesses of ClearBlue Technologies, Inc. as of July 31, 2003 and 2002, and the related combined statements of operations, stockholder's equity, and cash flows for the year ended July 31, 2003 and the ten months ended July 31, 2002, which report appears in the Form 8-K/A filed by NaviSite, Inc. dated October 22, 2003.

/s/ KPMG LLP



Boston, Massachusetts
October 22, 2003